PROXY COVER PAGE
________________

THIS SUBMISSION WILL CONTAIN THE MATERIAL FOR A PRELIMINARY PROXY
FILING FOR DATA
SWITCH CORPORATION.  THE $125.00 FILING FEE HAS BEEN WIRED TO DATA
SWITCH'S LOCKBOX
ON MARCH 31, 1995.



DATA SWITCH CORPORATION
  One Waterview Drive
  Shelton, Connecticut  06484
  (203) 926-1801
________________________________________________________________

                                        NOTICE OF ANNUAL MEETING
                                        OF SHAREHOLDERS TO BE HELD
                                        MAY 18, 1995


     The 1995 Annual Meeting of the Shareholders of Data Switch Corporation (herein the "Company") will be held on Thursday, May 18, 1995 commencing at 10:00 a.m. at the Ramada Inn, 780 Bridgeport Avenue, Shelton, CT 06484 to consider the following matters:

     (1)  the election of six directors;

     (2) the approval of an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock;

     (3)  the adoption of the Company's 1995 Stock Bonus Plan;

     (4)  the approval of an amendment to the Company's 1989
          Incentive Stock Option Plan;

     (5)  the approval of an amendment to the Company's 1988
          Non-Qualified Stock Option Plan;

     (6)  the approval of an amendment to the Company's 1991
          Employee Stock Purchase Plan;

     (7)  the ratification of the appointment of Coopers &
          Lybrand L.L.P. as the Company's independent auditors; and

     (8) such other matters as may be properly brought before the Shareholders.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on April 3, 1995 as the date for determination of shareholders of record entitled to notice of, and to vote at, the meeting.

                            By order of the Board of Directors



                            SHAWN A. SMITH
                            Secretary

April 17, 1995

                   You are invited to attend the meeting.
             If you do not expect to be present at the meeting,
                 please date and sign the enclosed form of
                  proxy and mail it promptly in the enclosed
                             return envelope.


                          One Waterview Drive
                      Shelton, Connecticut  06484
                            (203) 926-1801


                         PROXY STATEMENT
         INFORMATION CONCERNING SOLICITATION AND VOTING


General

     Your proxy is hereby solicited on behalf of the Board of Directors of Data Switch Corporation (herein the "Company") for use at the 1995 Annual Meeting of the Shareholders. The 1995 Annual Meeting is to be held on Thursday, May 18, 1995, commencing at 10:00 a.m., at the Ramada Inn, 780 Bridgeport Avenue, Shelton, Connecticut 06484. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting.

     It is anticipated that these materials will be mailed on or after April 17, 1995 to all shareholders entitled to vote at the meeting. Any person giving a proxy has the right to revoke it by executing and delivering a later proxy, by attending the meeting and voting his or her shares in person or by giving written notice of revocation to the Company prior to the Annual Meeting.

     The cost of the solicitation of these proxies is being borne by the Company. In addition, the company may reimburse brokerage firms and other persons representing beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, acting without additional compensation for such services.


                      VOTING SECURITIES AND
                    PRINCIPAL HOLDERS THEREOF


     All holders of the Company's Common Stock, par value $.01 (herein the "Common Shares") of record as of the close of business on April 3, 1995 are entitled to vote at the Annual Meeting. Each holder is entitled to one vote per Common Share. As of the record
date, there were             Common Shares issued and outstanding.
There is no cumulative voting.

Security Ownership of Directors, Management and Certain Beneficial
Owners


     As of the close of business on December 31, 1994, 12,376,891 Common Shares were issued and outstanding. The following table sets forth, as of such date, information relating to the beneficial ownership of the Company's Common Shares by each person known to the Company to be beneficial owner of more than 5% of the Common Shares, by each director, by each of the named executive officers and by all directors and executive officers as a group:

                                                    Approximate
                                                 Percentage of
     Name and Address      Number of Shares   Outstanding Shares
Richard E. Greene*             2,152,079(a)           17.4%
  4255 Gulf Drive #125
  Holmes Beach, FL  34217

Beall Technologies, Inc.       1,489,300              12.0%
  and Purnendu Chatterjee
  100 Lighting Way
  Secaucus, NJ  07094

William J. Lifka*                100,000(b)            0.8%
  610 N. Flagship Drive
  Salem, SC  29676

Frederick Dietz                  124,504(c)            1.0%
  31 Doe Hollow Road
  Trumbull, CT  06611

Anthony J. Fusarelli              34,833(d)            0.3%
  6 Crescent Lane
  Trumbull, CT  06611

W. James Whittle                  26,539(e)            0.2%
  568 Stratfield Road
  Fairfield, CT  06430

Michael A. Ruggieri                6,206(f)            0.1%
  273 Chestnut Hill Road
  Wilton, CT  06897

Michael D. Stashower*             71,588(g)            0.6%
  14 Cardinal Lane
  Westport, CT  06880

Brandt R. Allen*                  20,000(h)           0.2%
  1208 Blueridge Road
  Charlottesville, VA  22903

D. David Cohen*                   33,502(i)           0.3%
  82 Tara Drive
  Roslyn, NY  11576

Norman L. Rasmussen*              10,000(j)           0.1%
  59 Commercial Wharf
  Boston, MA  92110

Irwin J. Sitkin*                  33,867(k)           0.3%
  3500 Mystic Pointe Drive
  Aventura, FL  33180

All directors and officers as a group2,640,836(l) 20.9%
  (15 persons)

*Director
_______________

 (a) Includes 131,249 shares owned of record by a trust for the benefit of Mr. Greene's children. Also includes 48,000 shares owned of record by Mr. Greene's wife. Mr. Greene disclaims beneficial ownership as to such shares. Also includes vested options to purchase a total of 20,000 shares.

 (b)  Includes vested options to purchase 20,000 shares.

 (c)  Includes vested options to purchase 79,333 shares.

 (d)  Includes vested options to purchase 18,416 shares.

 (e)  Includes vested options to purchase 22,750 shares.

 (f)  Includes vested options to purchase 5,732 shares.

 (g)  Assumes conversion of Data Switch 8-1/4% Convertible
Subordinated Debentures, representing 7,225 shares. Also includes vested options to purchase 28,333 shares.

 (h)  Includes vested options to purchase 10,000 shares.

 (i) Includes 505 shares owned of record by trusts for the benefit of others and 864 shares owned of record by Mr. Cohen's wife. Mr. Cohen disclaims beneficial ownership as to such shares. Also includes vested options to purchase 6,667 shares.

 (j)  Includes vested options to purchase 10,000 shares.

 (k)  Includes vested options to purchase 16,667 shares.

 (l) Includes vested options to purchase 258,852 shares of the Company's Common Stock, and assumes conversion of Data Switch
8-1/4% Convertible Subordinated Debentures representing 7,225 shares.

Nominees

The Company's Bylaws currently provide for the election of a minimum of three and a maximum of nine directors. All of the six nominees for directorships are currently serving as such, and were previously elected by the shareholders. The term of the office of each person elected as a director will continue until the next Annual Meeting of Shareholders, unless sooner terminated pursuant to the Company's Articles of Incorporation or Bylaws.

Unless otherwise instructed on the proxy to withhold votes for any nominee, the proxy holders will vote the proxies received by them for the nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or who intends to decline, to serve as a director.

The names and ages of the nominees as of March 31, 1995, and certain information about them are set forth below:


                                    Principal           Director
Name of Nominee        Age         Occupation             Since
_______________        __          __________           _________

William J. Lifka       65        Chairman, President      1985
                                 and Chief Executive
                                 Officer of the Company

Brandt R. Allen        54        Associate Dean and        1993
                                 Professor, Darden
                                 Business School

D. David Cohen         54        Attorney in private       1992
                                 practice and Of
                                 Counsel, Parker
                                 Duryee Rosoff & Haft

Norman L. Rasmussen    66        President and Chief       1993
                                 Executive Officer,
                                 SofTech, Inc.


Irwin J. Sitkin        64        Retired Vice President,   1989
                                 Corporate Administra-
                                 tion of Aetna Life and
                                 Casualty Company

Michael D. Stashower   68        Retired Executive Vice    1985
                                 President and Chief
                                 Financial Officer
                                 of the Company


William J. Lifka became, Chairman, President and Chief Executive Officer of the Company in December 1993, and has been a director of the Company since 1985. From 1984 to 1993, Mr. Lifka was President and Chief Executive Officer of Summagraphics Corporation. From 1979 to 1984, Mr. Lifka held various key management positions at International Telephone and Telegraph Corporation, where his most recent title was Vice President and Group General Manager, Communications.

Brandt R. Allen has been a director of the Company since October 1993. Since 1970, he has been on the faculty of the Darden Business School, University of Virginia, where he is currently Associate Dean and the James C. Wheat Professor of Business Administration. Prior to joining the University of Virginia faculty, Dr. Allen was a professor at the Harvard Business School.

D. David Cohen has been a director of the Company since May 1992. He previously served as a director of the Company from 1986 to 1988. He is currently engaged in the private practice of law in New York and is Of Counsel to the New York law firm of Parker Duryee Rosoff & Haft. From December 1988 to December 1990, while also engaged in the practice of law as a member of Parker Duryee Rosoff & Haft, Mr. Cohen served as Vice President and General Counsel of the Company. From 1983 to 1988 he was a partner in the law firm of Cooper, Cohen, Singer & Ecker. Mr. Cohen is also a member of the board of directors of Elephant & Castle Group, Inc.

Norman L. Rasmussen has been a director of the Company since October 1993. Since 1991, he has been President, Chief Executive Officer and a director of SofTech, Inc. Prior to his employment with SofTech, he headed Teleprocessing, Inc., a systems integration firm which he founded. Mr. Rasmussen was a member of the Massachusetts Governor's Industry Advisory Committee on Information Processing from 1986 to 1994. He was employed by IBM in various marketing and development positions from 1953 to 1974.

Irwin J. Sitkin has been a director of the Company since 1989. Mr. Sitkin is a retired Vice President, Corporate Administration, of Aetna Life and Casualty Company. During his 35 years at Aetna, Mr. Sitkin held executive positions in data processing and information systems.

Michael D. Stashower has been a director of the Company since 1985.

From 1990 until February 1994, he served as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Previously, Mr. Stashower served as Executive Vice President of Softstrip, Inc. Prior to joining Softstrip, Mr. Stashower held various key management positions at Perkin-Elmer Corporation, where his most recent title was Senior Vice President, Finance.

Meetings, Committees and Attendance

     The Board of Directors of the Company held nine regular meetings in 1994. During 1994, the Board maintained two standing committees: the Compensation and Stock Option Committee and the Audit Committee. Each incumbent director attended at least 75% of the aggregate of: (1) the total number of Board meetings held during the period he was a director; and (2) the total number of meetings held by all committees of the Board on which he served during such period.

     The Compensation and Stock Option Committee reviews the Company's remuneration policies and practices, administers certain of the Company's incentive compensation and stock option plans and establishes the salaries of the executive officers of the Company. The Audit Committee reviews the external audit programs of the Company and its subsidiaries and the adequacy of the Company's internal controls and systems, and monitors compliance with the Company's conflicts of interest and business ethics policies. The committees generally meet separately from, but on the same days as, regularly scheduled Board meetings. At least once annually, the Audit Committee meets separately with the Company's independent outside auditors.

     In 1995 the Board established a Nominating and Governance
Committee. This Committee is charged with overseeing the nomination of future directors of the Company, as well as establishing general policies in connection with the operations of the Board.

Compensation of Directors

     Directors who are not employees or officers of the Company (herein the "Outside Directors") receive the following compensation: (1) $10,000 per year as a retainer; (2) $1,000 per Board meeting attended; and (3) $500 per committee meeting attended, when the committee convenes on a day on which no Board meeting is held.

     In addition to the cash compensation, each Outside Director is granted a non-qualified option upon appointment to the Board to purchase 10,000 Common Shares, and an additional option to purchase 5,000 Common Shares each year thereafter in which such Outside Director continues to serve. The options vest in three equal installments, on each of the first three successive anniversaries of the date of grant, subject to continued service. The exercise price of the option is fixed at the fair market value of the Common Shares as of the date of the first meeting following the Outside Director's election to serve, and on the annual date of grant thereafter.

     The Company is proposing to modify the Non-Qualified Stock
Option Plan with respect to option grants to outside directors.
See "Amendment to 1988 Non-Qualified Stock Option Plan" below.


EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (the "Committee") is composed of four directors, none of whom are employees of the Company. The Committee acts upon base salary levels and target incentives for executive officers of the Company recommended by management at or about the beginning of each fiscal year.

     The Company's compensation policies are generally designed to link executive compensation to the performance of the individual and the Company; to provide long-term incentives linked to increased shareholder value; and to provide pay competitive with that of similarly sized companies in the same or similar industries. The Company's executive officer compensation consists of two key elements: (i) an annual component, comprised of base salary, bonus and stock awards and (ii) a long term component, comprised of stock options.

     In 1994 the Company retained an independent consulting firm to conduct an executive compensation survey to compare the total compensation of its executive officers with similar positions in comparable companies.

     Annual Component. Base salaries for executive officers are determined based upon pay grade levels for each officer. Such pay grade levels are set by evaluating the responsibilities of the position and comparing it with other executive officers' positions and similar positions in comparable companies on an annual basis. Annual adjustments are determined in accordance with both the Company's performance and individual contributions to Company performance.

     Executive officers and other key employees of the Company are eligible for cash bonuses pursuant to the Data Switch Bonus Plan (the "DSBP"), which was adopted beginning July 1, 1992. Under the DSBP, up to 10% of the Company's pre-tax, pre-bonus profits are placed in a pool, and distributed among participants in cash, based on base salary and pay grade level. Payments under the DSBP are made annually. The DSBP was adopted in lieu of a prior plan which provided for potentially greater bonuses, subject to profit levels meeting pre-determined projections. The Committee has determined that in 1995, the pool will consist of 9% of the Company's pre-tax, pre-bonus profits.

     In 1994, executive officers also participated in the Company's 1992 Executive Stock Incentive Plan, under which 6% of the pre-tax, pre-bonus profits of the Company were placed into a bonus pool. On an annual basis, 83.3% of this bonus pool was distributed to participants in Common Shares and the balance in cash, based upon the executive's base salary. This plan was replaced for 1995 by the Executive Incentive Plan (the "Executive Plan"), under which up to 5% of the pre-tax, pre-bonus profits of the Company will be placed in a bonus pool for distribution to participants on an annual basis, in cash, in a proportion based on the executive's base salary. The change from the stock to the cash-based plan was based upon the Committee's assessment that the cash payments more closely reflect the annual incentive goals of this part of the compensation scheme. The Committee has determined that in 1995, no benefits will be awarded under the Executive Plan unless the Company attains a minimum pre-tax, pre-bonus profit of $1,000,000.

     Long-Term Component. Stock Options are granted annually to executive officers, in numbers based upon pay grade level and individual contributions to the Company's performance. The exercise price of stock options is the fair market value of the Common Shares at the time the options are granted.

     CEO Compensation. In December 1993, Mr. William J. Lifka was hired on an interim basis as President and Chief Executive Officer for a six (6) month period, which was extended until June 30, 1995.

His base salary over such period was fixed by the Committee.

                     THE COMPENSATION COMMITTEE
                     Irwin J. Sitkin, Chairman
                     Brandt R. Allen
                     Norman L. Rasmussen
                     Michael D. Stashower


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     Messrs. Irwin J. Sitkin (Chairman), Brandt R. Allen, Norman L. Rasmussen and Michael D. Stashower served as members of the Compensation and Stock Option Committee ("Committee") during the last fiscal year. None of these persons were officers or employees of the Company during this period. Mr. Stashower was formerly an executive officer of the Company. No current executive officers may serve as members of the Committee. There are no interlocks as defined by the Securities and Exchange Commission.

     Mr. Cohen was Vice President and General Counsel of the Company from May 1988 to December 1990, while also engaged in the outside practice of law as a member of Parker Duryee Rosoff & Haft. Mr. Cohen is presently outside General Counsel to the Company.


                   SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation of the Chief Executive Officer of the Company and the Company's four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1994, for services rendered during fiscal years 1994, 1993 and 1992.


                            SUMMARY COMPENSATION TABLE
                                                          Long Term
                         Annual Compensation           Compensation
                               Commis-                      All
                               sions    Restricted         Other
                                 and      Stock            Compen-
Name       Year    Salary      Bonuses    Award   Options  sation
and Title            ($)         ($)       ($)      (#)    ($)(1)
_________________________________________________________________
William
J. Lifka,
Chairman,  1994    322,500(2)      -   106,250   10,000     5,856
President
and Chief
Executive  1993(3)  10,923         -         -        -         -
Officer    1992          -         -         -        -         -


W. James
Whittle,   1994    135,771    68,258         -   22,500     3,437
Senior
Vice
President, 1993(4) 122,884     4,027         -   12,500     3,100
Chief
Financial
Officer
and         1992         -         -          -       -         -
Treasurer

Anthony J.
Fusarelli,
Senior Vice 1994   125,000   130,173          -   2,500     4,667
President
Worldwide
Sales       1993   120,000    63,802          -  12,500     4,797
and
Service     1992   110,000    64,253          -  16,500     2,537

Michael      (5)
Ruggieri,   1994   130,000    65,359          -  20,500     3,294
Vice
President   1993         -         -          -       -         -
Strategic
Marketing   1992         -         -          -       -         -

Frederick
Dietz,(6)   1994   174,774    98,400          -   2,500     4,723
Deputy
President   1993   175,000     6,077          -   7,500     5,014
            1992   158,333    21,894          -  32,500     4,682

(1) Includes Company-paid life insurance premiums for the benefit of each such executive officer and Company contributions for the account of each such executive officer under the Company's Employee Retirement Savings Plan.

(2) Includes $50,000 fee for service as Chairman of the Board of Directors of the Company.

(3) Mr. Lifka joined the Company as Chairman, President and Chief Executive Officer on December 16, 1993.

(4) Mr. Whittle was elected an executive officer of the Company in May 1993.

(5) Mr. Ruggieri was elected an executive officer of the Company in January 1994.

(6) Mr. Dietz ceased to be an executive officer of the Company on December 31, 1994.

                           OPTION GRANTS IN 1994

Set forth below is a summary of stock option grants made during the year ended December 31, 1994 to the Chief
Executive Officer of the Company and each of the four other most highly compensated executive officers.

                     OPTION GRANTS IN FISCAL YEAR 1994
                                               Potential Realizable
                                               Value at Assumed
                                               Annual Rates of
                                               Stock Price
                                               Appreciation
          Individual Grants                    For Option Term (1)
_________________________________________________________________
                      % of
                      Total
                      Options
                      Granted
                      to         Exercise
           Options    Employees  or Base    Expir-
           Granted    in Fiscal  Price      ation     5%    10%
Name         (#)      Year       ($/Sh)     Date     ($)    ($)
____       _______    _________  ________   ______   ___    ___
William J. 10,000       2.9     2.500     6/30/1995   1,250   2,500
Lifka

W. James    2,500       6.5     2.375     1/21/2004   3,734   9,463
Whittle    20,000               2.375     3/17/2004  29,872  75,703

Anthony J.  2,500       0.7     2.375     1/21/2004   3,734   9,463
Fusarelli

Michael A. 20,500       6.0     2.375     1/21/2004  30,619  77,595
Ruggieri
                                                (2)
Frederick   2,500       0.7     2.375     1/21/2004     371     742
Dietz

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown from the date of grant until the end of the option term. The numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Expiration dates when granted. Mr. Dietz's options will expire on June 30, 1995, due to the cessation of his employment with the Company.

OPTION EXERCISES IN 1994 AND OPTION VALUES AT YEAR-END 1994

     There were no options exercised in 1994 by any of the persons in the table below.

     The following table provides information as to the value of options held by the persons named below, measured in terms of the closing price of the Common Shares on December 31, 1994.

                    Number of Shares              Value of
               Subject to Unexercised       Unexercised In-the-
                Options at Year-End      Money Options at Year-End
                                                  ($)(1)
Name        Exercisable  Unexercisable   Exercisable  Unexercisable
____        ___________  _____________   ___________  _____________
William J.
Lifka          20,000             -           600              -

W. James
Whittle        22,750        35,500         1,494          4,796
Anthony J.
Fusarelli      18,416        23,001         3,360          6,330
Michael A.
Ruggieri        5,732        22,318           168          3,774
Frederick
Dietz          79,333        26,667         7,466         11,183

(1) Value at year-end was $2.56 per share.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN
CONTROL AGREEMENTS

     Mr. William J. Lifka serves as President and Chief Executive Officer of the Company pursuant to an Employment Agreement with the Company, at a monthly salary of $25,000. Pursuant to such agreement, Mr. Lifka is responsible for recruitment of a successor President and Chief Executive Officer. In January 1994, Mr. Lifka was also awarded a restricted stock grant of 50,000 shares, the vesting of which was subject to certain terms and conditions which have been fulfilled. Mr. Lifka is also paid an annual stipend of $50,000 under the Employment Agreement for his services as Chairman of the Board of Directors.

     On April 1, 1994, the Company entered into an Employment Agreement with Mr. Frederick Dietz in connection with Mr. Dietz's service as Deputy President of the Company. Such agreement provided that in the event of a termination of Mr. Dietz's employment with the Company, Mr. Dietz would be entitled to salary continuance for a period of twelve (12) months. Effective December 31, 1994, Mr. Dietz ceased to serve as Deputy President of the Company, and agreed to provide full-time transition services to the Company through March 31, 1995. The payments made to Mr. Dietz pursuant to such arrangement run from January 1, 1995 through December 31, 1995, and will total $175,000.

     The Company has entered into Executive Severance Compensation Agreements with its executive officers pursuant to which such officers would be entitled to receive payments of six months' salary, plus up to 50% of such officer's aggregate total compensation during the five fiscal years preceding a change in control, based upon length of service with the Company or its successor, if the individual officer's employment with the Company is involuntarily terminated (or the individual receives a reduction in compensation or demotion in title, etc.) for reasons other than cause following such change in control, or during the six month period preceding such change in control.


CERTAIN TRANSACTIONS

    In April 1989, the Company loaned $75,000 to Mr. Richard E. Greene, Chairman of the Board of Directors. The loan did not bear interest, and was payable upon demand by the Company. In 1994, such amount was combined with certain other amounts owing to the Company by Mr. Greene, and Mr. Greene executed a new promissory note in the principal amount of $93,578, bearing interest at the rate charged to the Company by its principal lender. Such note matures in 1997; however, under the terms of the transactions with Mr. Greene described below, the full principal amount of such note will be forgiven in 1997 if Mr. Greene has fulfilled all of his obligations under the agreements related to such transactions.

     In 1994 and 1995 the Company entered into a series of arrangements with Mr. Richard E. Greene, founder and, until his resignation in January 1995, a director of the Company, pursuant to which Mr. Greene will provide certain advisory services to the Company through December 31, 1996, in exchange for annual compensation of $225,000 in 1994, 1995 and $175,000 in 1996. In
addition, in January 1995, the Company made a loan to Mr. Greene in the amount of $500,000, secured by a pledge of 400,000 Common Shares, to be repaid in thirty six (36) equal monthly installments, commencing on January 1, 1997, plus interest at the rate charged to the Company by its principal lender, plus 1%, which interest payments began as of the effective date of the agreement. In consideration of this loan, Mr. Greene granted to the Company an option to purchase 200,000 pledged Common Shares, at a price of $3.00 per share, and a right of first refusal to purchase any other Common Shares which Mr. Greene may desire to sell in a private sale transaction.

     Mr. D. David Cohen, a director of the Company, also serves as outside General Counsel to the Company. In addition to fees as an Outside Director, approximately $78,000 in compensation was paid to Mr. Cohen in 1994 for fees and expenses in this capacity.

FIVE YEAR PERFORMANCE COMPARISON

     The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with (i) the Center for Research in Security Prices of the University of Chicago ("CRSP") Index for Nasdaq Stock Market (U.S. Companies) and (ii) a peer group of consisting of the CRSP Index for Nasdaq Computer Manufacturers' Stocks.

                   (Performance Graph on Separate Page)
                        Previously filed on Form SE

Increase of Authorized Common Stock

     The Certificate of Incorporation of the Company currently authorizes 20,000,000 Common Shares. As of December 31, 1994, there were issued 12,425,320 (including 48,429 Treasury Shares) and, of the remaining 7,574,680 authorized but unissued Common Shares, 2,930,198 were reserved for issuance upon conversion of the Company's various warrants and convertible debentures and 2,462,178 were reserved for issuance under the Company's stock option plans, stock purchase plan, stock bonus plan and various other plans and agreements. Therefore, the Company has only approximately 2,182,304 authorized but unissued Common Shares available for issuance from to time to time as may be necessary in connection with adoption of the plan amendments set forth in this proxy statement, as well as future financing, investment opportunities, acquisitions or other corporate purposes.

     Accordingly, the Board recommends the amendment of the Certificate of Incorporation of the Company to increase the authorized number of Common Shares from 20,000,000 to 40,000,000. If the proposed amendment to the Certificate of Incorporation is adopted, there will be available for issuance by the Company approximately 22,182,304 authorized and unreserved Common Shares. If the 1995 Stock Bonus Plan and other plan amendments set forth in this proxy statement are approved by the Shareholders, there will be available for issuance approximately 20,532,304 authorized and unreserved Common Shares.

     Except as described above, the Company has no present understandings or agreements for issuing the additional Common Shares to be authorized by the proposed amendment, but it is considered advisable to have authorization for such additional shares to enable the Company, as the need may arise, to have such shares available without the delay and expense in connection with the holding of a special meeting of shareholders of the Company. The issuance of Common Shares (or securities convertible into Common Shares), including additional shares that would be authorized if the proposed amendment to the Certificate of Incorporation is adopted, may dilute the equity ownership position of current holders of Common Shares.

     The affirmative vote of a majority of the Common Shares present and voting at the meeting is necessary for the adoption of this amendment to the Certificate of Incorporation. The Board recommends a vote FOR the adoption of the amendment.


Adoption of the Data Switch 1995 Stock Bonus Plan

     The Company is hereby soliciting shareholder approval for the adoption of the 1995 Stock Bonus Plan (the "Bonus Plan"), a copy of which is appended as Exhibit A hereto. This Plan replaces the Company's 1983 Bonus Plan, under which all available shares have been issued. The Bonus Plan is intended to reward employees other than top management for outstanding performance, and to recognize employees who have provided long-term service to the Company.

     Under the Bonus Plan, 150,000 Common Shares will be reserved for issuance to such employees as are determined by the Compensation and Stock Option Committee of the Company (the "Committee"). Executive officers and directors are not eligible to participate in the Bonus Plan. The value of benefits and number of shares to be distributed to participants under the plan are not determinable.

     The Bonus Plan will be administered by the Committee, the Committee shall have the right to amend, modify or terminate the Plan, except that the Committee may not increase the number of shares approved for the Plan or change the eligibility requirements thereunder without the approval of the shareholders.

     The approval of a majority of the Common Shares present and voting at this meeting is necessary for the approval of the 1995
Bonus Plan. The Board recommends a vote FOR the adoption of the Bonus Plan.


Approval of Amendment to 1989 Incentive Stock Option Plan

     The Company is hereby soliciting shareholder approval to amend its 1989 Incentive Stock Option Plan (the "Incentive Plan") to
reserve an additional 1,000,000 Common Shares.   Previously,
1,000,000 Common Shares were reserved for issuance pursuant to the Incentive Plan. All other terms and conditions of the Incentive Plan will remain in full force and effect.

     The price of the options granted under the Incentive Plan are not less than 100% of the fair market value of the Common Shares as of the date of grant. Options must be paid for in cash at the time of exercise. Options are exercisable as to one-third after 18 months, an additional one-third after 30 months an the remainder after 42 months. Options granted under the Incentive Plan expire on the earlier of ten (10) years after the date of grant or 90 days after any termination of employment. As of March 15, 1995, the market price of the Company's Common Shares was $3.63.

     No income is recognized by an optionee when an incentive stock option (ISO) is exercised. Upon disposition, if the shares are not disposed of within two years from the date of grant or one year from the date of exercise, the difference between the option price and the selling price is treated as a long-term capital gain, and no deduction is allowed to the Company. If the holding period is not satisfied, the difference between the option price and the fair market value of the stock at the time of exercise is taxed as ordinary income to the optionee and the Company is entitled to a corresponding deduction, and any gain in excess of the amount reported as ordinary income is capital gain. If option stock is sold before the expiration of the required holding period for less than the price of the stock on the date the option is exercised, the amount taxed as ordinary income is limited to the difference between the sale price and the option price. If the stock is sold for less than the option price, the loss is a capital loss. To the extent that the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year under all of the Company's stock plans exceeds $100,000, such options do not receive the tax treatment of ISOs.

     Executive officers and all other employees of the Company are eligible to participate in the Incentive Plan. Outside directors are not eligible for grants of options under the Incentive Plan. (See, "Approval of Amendment to 1988 Non-Qualified Stock Option Plan.") The benefits or option amounts to be received by any executive officer or other employees of the Company are not determinable. For further information with respect to grant and exercise of options by certain executive officers during 1994, see "Option Grants in 1994".

     The affirmative vote of a majority of the Common Shares present and voting at the meeting is necessary for the approval of this amendment to the Incentive Plan. The Board recommends a vote FOR the adoption of this amendment.

Approval of Amendment to 1988 Non-Qualified Stock Option Plan

     The Company is hereby soliciting approval to amend its 1988 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") to modify the option grant provision for outside directors of the Company. Under the current plan, outside directors are awarded options as to 10,000 Common Shares upon election, and receive further grants of 5,000 Common Shares annually thereafter.
Pursuant to this amendment, the initial grant to outside directors will remain at 10,000 Common Shares, and the annual portion will be increased to 9,000; provided, however, that the value of any such grant at the date of grant shall not exceed $100,000. These awards are automatic and non-discretionary. The options will vest in equal installments over a three year period. In addition, the Company is hereby soliciting approval to amend the Non-Qualified Plan to provide that in the event of a change in control of the Company, options granted to outside directors will automatically become fully vested. In the opinion of management, full vesting of outside directors' options upon a change in control is consistent with prevailing practices. All other terms and provisions of the Non-Qualified Plan will remain in full force and effect.

     Options under the Non-Qualified Plan may be granted to employees, directors, advisors and consultants to the Company. Under the Non-Qualified Plan, there is no limitation upon options granted to persons other than outside directors. Options are granted for a period of five years. Vesting is flexible; however, no option may vest prior to one year after the date of grant. Amounts to be granted to such persons are not determinable at this time. For further information with respect to the grant of and exercise of options by executive officers and all officers and directors as a group during 1994, see "Option Grants in 1994".

     No income is recognized by an optionee when a non-qualified stock option is granted. Upon exercise of the option, the optionee is treated as having received ordinary income at the time of exercise in an amount equal to the difference between the option price paid and the fair market value of the Common Shares at the time acquired. The Company is entitled to a deduction at the same time in a corresponding amount. The optionee's basis in the Common Shares acquired upon exercise is equal to the option price plus the amount of ordinary income recognized. Any gain or loss recognized upon disposition of the Common Shares is treated as capital gain or loss.

     The affirmative vote of a majority of the Common Shares present and voting at this meeting is necessary for the approval of this amendment to the Non-Qualified Plan. The Board recommends a vote FOR the adoption of this amendment.

Approval of Amendment to 1991 Employee Stock Purchase Plan.

     The Company is hereby soliciting shareholder approval to amend its 1991 Employee Stock Purchase Plan ("ESPP") to reserve an additional 500,000 Common Shares. Previously, 500,000 Common
Shares were reserved for issuance pursuant to the ESPP.

     All employees of the Company, including executive officers, are eligible to participate in the ESPP, but outside directors are not eligible. Participants in the ESPP may contribute up to 10% of such individual's base compensation to purchase Common Shares on a quarterly basis, at a purchase price equal to the lesser of (a) 85% of the fair-market value as of the first business day of such calendar quarter; or (b) 85% of the fair market value as of the last day of such calendar quarter.

     The amount of stock to be purchased by any executive officer of other employees of the Company are not determinable.

     The affirmative vote of a majority of Common Shares present and voting at the meeting is necessary for the approval of this amendment to the ESPP. The Board recommends a vote FOR the adoption of this amendment.


                 RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors of the Company, acting upon the recommendation of its Audit Committee, has selected Coopers &
Lybrand L.L.P. ("Coopers & Lybrand") as the independent accountants of the Company for the year 1995, subject to ratification by the shareholders.

     Coopers & Lybrand has been the Company's auditor since 1981 and has advised the Company that it has neither any direct or indirect financial interest in the Company or its subsidiaries nor any other connection therewith except in the capacity of independent public accountants.

     A representative of Coopers & Lybrand is expected to be present at the Annual Meeting of the Shareholders. Such representative will have the right to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The proposal for ratification of the selection of Coopers &
Lybrand requires the approval of a majority of the Common Shares present and voting at the meeting. If the proposal should not be approved, the Board of Directors would have to select an alternative firm of auditors. The Board recommends that shareholders vote FOR the proposal.

                               OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.


               DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                          FOR 1996 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholder at the Company's 1996 Annual Meeting must be received by the Company no later than January 31, 1996 in order to be included in the Proxy Statement and form of proxy relating to that meeting.

     The Annual Report to the Shareholders for the year 1994 is also enclosed, but is not part of the proxy soliciting material.

                              DATA SWITCH CORPORATION



                              The Board of Directors


April 17, 1995





                          DATA SWITCH CORPORATION

                           One Enterprise Drive
                        Shelton, Connecticut  06484
        This Proxy is Solicited on behalf of the Board of Directors


  The undersigned shareholder of Data Switch Corporation (herein the "Company") hereby appoints William J. Lifka, W. James Whittle and Shawn A. Smith the proxy of the undersigned (with power of substitution) to vote at the Annual Meeting of the Shareholders of the Company to be held on June 22, 1994 and at any adjournment thereof, all the present, or the following proposals more fully described in the Proxy Statement for the Meeting in the manner specified and on any other business that may properly come before the meeting.



       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
       PROMPTLY USING THE ENCLOSED ENVELOPE.


                                        (Continued on reverse side)

THE DIRECTORS RECOMMEND A VOTE FOR THE PROPOSALS SET FORTH BELOW


1.     Election of Directors

       FOR all nominees listed below      WITHHOLD AUTHORITY
       (except as marked to the           to vote for all Nominees
       contrary below)                    listed below

        /  /                              /  /

INSTRUCTION: If you have marked "FOR" above but wish to withhold authority for any individual nominee, strike a line through the nominee's name in the list below.


Brandt R. Allen, D. David Cohen, William J. Lifka, Norman L.
Rasmussen, Irwin J. Sitkin and Michael D. Stashower

2.     Approval of Amendment to Certificate of Incorporation

       FOR          AGAINST          ABSTAIN

       /  /         /  /             /  /

3.     Approval of the 1995 Stock Bonus Plan

       FOR          AGAINST          ABSTAIN


       /  /         /  /             /  /

4.     Approval of Amendment to the 1989 Incentive Stock Option
       Plan

       FOR          AGAINST          ABSTAIN

       /  /         /  /             /  /

5.     Approval of Amendment to the 1988 Non-Qualified Stock Option
       Plan

       FOR          AGAINST          ABSTAIN

       /  /         /  /             /  /

6.     Approval of Amendment to the 1991 Employee Stock Purchase
       Plan

       FOR          AGAINST          ABSTAIN

       /  /         /  /             /  /

7.Approval of Selection of Accountants

       FOR          AGAINST          ABSTAIN

       /  /         /  /             /  /

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


__________________________________
Signature


__________________________________
Signature if held jointly


Dated: ___________________________


Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.